Exhibit 99.1

Schnitzer Steel Reports First Quarter 2010 Financial Results

Second Consecutive Profitable Quarter from Continuing Operations

PORTLAND, Ore.--(BUSINESS WIRE)--January 7, 2010--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported diluted earnings per share from continuing operations of $0.23 for its fiscal 2010 first quarter ended November 30, 2009. This compares with diluted loss per share from continuing operations of ($1.16) during the first quarter of fiscal 2009.

	First	First	Fourth
(in millions)	Quarter	Quarter	Quarter
	2010*	2009*	2009*
Revenues	$394	$ 472	$527
Operating Income (Loss)	$ 9	($ 48)	$ 16
Net Income (Loss) from Continuing Operations Attributable to SCHN**	$ 6	($ 33)	$ 10

* Excludes the results from discontinued operations. **Excludes the income (loss) attributable to non-controlling interests.

In the first quarter, the Company also reported a loss from discontinued operations of ($15) million, or ($0.53) per diluted share. This loss, which was primarily non-cash, related to the previously announced sale of the Company’s Greenleaf full-service used auto parts operations in October 2009. Including the loss from discontinued operations, the diluted net loss per share was ($0.30), or ($9) million, compared with a loss per share of ($1.21), or $(34) million in the first quarter of 2009.

"This is our second consecutive quarter of profitability from continuing operations, and it marks an improvement in our results on a year-over-year basis," said Tamara Lundgren, President and Chief Executive Officer. "As we look across our global markets, we are seeing stronger and more broad-based demand than we saw at this time last year. Sequential margins improved in both our Metals Recycling and Auto Parts Businesses, where we continue investing in projects and acquisitions to enhance our competitive advantages."

Drivers of the results on a business unit level included:

  The Metals Recycling Business reported first quarter ferrous sales volumes in line with the levels in the prior year’s first quarter with significantly improved margins. Sequential revenues reflected declines consistent with the experience in the first quarters of recent years.
  The Auto Parts Business reported record first quarter operating income, capitalizing on higher volumes from the Cash-For-Clunkers stimulus program and completing an acquisition of four facilities that adds to its scale and focuses its continuing operations on the higher margin self-service business that complements the Metals Recycling Business.
  The Steel Manufacturing Business continued to experience the effects of weak demand for finished steel products and higher average inventory costs resulting from higher raw material costs and lower production volumes.

Metals Recycling Business: Results

The Metals Recycling Business generated operating income of $16 million for the fiscal 2010 first quarter compared with a loss in the prior year.

($ in millions, except selling prices; ferrous	First	First	Fourth
volumes in thousand long tons, nonferrous	Quarter	Quarter	Quarter
volumes in million pounds)	2010	2009	2009
Total Revenues	$ 316	$ 401	$452
Ferrous Revenues	$ 232	$ 313	$371
Ferrous Volumes	757	779	1,290
Avg. Net Ferrous Sales Price ($/LT) (1)	$ 277	$ 359	$251
Nonferrous Volumes	110	107	123
Avg. Net Nonferrous Sales Prices ($/LB) (1)	$0.73	$ 0.78	$0.63
Operating Income (Loss)	$16	($ 19)	$21

(1) Sales prices are shown net of freight.

“We saw significant price volatility throughout the course of the quarter with strengthening prices toward the end of November,” said Lundgren. “Although sales volumes were lower compared to the fourth quarter, our raw material purchases were at comparable levels, which allowed us to build inventories to meet the expected rebound in sales volumes and prices in the coming quarter.”

Sales Volumes: Sales volumes in the first quarter declined as expected compared with the strong fourth quarter and were slightly lower than last year’s first quarter. The change reflected low inventories at the beginning of the quarter resulting from the robust fourth quarter demand, the timing of sales and shipments which were shifted into the second quarter.

Pricing: Ferrous scrap prices began to rise toward the end of the quarter after a sharp drop in late October and early November. The rising prices reflected strengthening demand, particularly in the export markets. Nonferrous prices also showed strength during the quarter.

Revenues were lower, both on a year-over-year and quarter-over-quarter basis, driven by lower volumes and lower average ferrous prices. Compared with the first quarter of 2009, revenues declined 21% on a drop in average net ferrous prices. Compared with the fourth quarter of 2009, revenues declined 30%, primarily due to lower ferrous sales volumes.

Margins: Operating income margin per ton improved significantly in the first quarter of fiscal 2010 compared with the fourth quarter of fiscal 2009 and with the negative margins in the first quarter of 2009.

Metals Recycling Business: Outlook

The second quarter outlook for the Metals Recycling Business is summarized below and is subject to uncertainty that may affect future results.

Sales Volumes. Ferrous sales volumes are expected to improve compared with this fiscal year’s first quarter due to improving market activity and higher beginning inventories available for sale. Ferrous sales volumes are expected to increase 40% to 50% over the levels in the first quarter, with the increase primarily resulting from higher export sales. Nonferrous sales volumes are expected to approximate the recently completed first quarter. As always, quarterly sales volumes are highly dependent upon the timing of shipments.

Pricing. Ferrous scrap prices for second quarter shipments have been rising in recent weeks from the low point in the middle of the first quarter. On average, ferrous net selling prices in the second quarter are expected to rise slightly compared to the first quarter of fiscal 2010. Nonferrous markets are also growing stronger, which is expected to support higher prices for nonferrous metals compared with the first quarter.

Margins. The flow of raw materials is expected to be impacted by normal seasonal declines heading into the winter months. As a result, raw material purchase costs are expected to increase. However, the rising sales price environment and increased sales volumes are expected to more than offset the purchase cost increases.

Auto Parts Business: Results

The Auto Parts Business recorded its fourth consecutive sequential increase in operating income from continuing operations.

	First	First	Fourth
($ in millions, except locations)	Quarter	Quarter	Quarter
	2010*	2009*	2009*
Revenues	$ 55	$ 41	$ 45
Operating Income (Loss)	$ 10	($ 7)	$ 8
Self-Service Locations	43	38	39

*Excludes the results from discontinued operations.

“The Auto Parts Business is now more focused on the higher margin self-service business as a result of the sale in the first quarter of the 17 full-service Greenleaf stores,” said Lundgren. “The acquisition of the four self-service stores in the Pacific Northwest, which was completed on October 2, 2009, enhances the West Coast synergies between our Auto Parts Business and our metals recycling facility in Portland. The acquisition of the two additional facilities in Texas, when completed in January, will bring to four our self-service stores in the Dallas-Fort Worth area. The Company continues to look for opportunities to acquire additional self-service operations that can complement our Metals Recycling Business.”

Revenues: Revenues from continuing operations for the Auto Parts Business increased 23% over the fourth quarter of 2009 and 36% over last year’s first quarter. The improvement reflected higher revenues from cores, scrap, parts sales and admissions. Admissions were a quarterly record. Compared with the fourth quarter, scrapped vehicle purchases increased 18%, primarily due to the Cash-for-Clunkers program. The higher quality of the Cash-for-Clunkers vehicles also contributed to the improved parts sales. On a year-over-year basis, the business also benefitted from higher prices for cores and scrap.

Margins: Operating margins of 19% increased slightly from the fourth quarter due to improved parts sales and core and scrap prices, which increased at a greater rate than the cost of scrapped vehicles. Operating margins were negative in the first quarter of fiscal 2009, reflecting the impact of the economic slowdown, which led to a severe drop in commodity prices.

“The Auto Parts Business had a strong quarter, reporting record first quarter operating income. The business benefitted from improvements in commodity prices and parts sales and increases in the purchases of scrapped vehicles from the Cash-for-Clunkers program,” said Lundgren.

Auto Parts Business: Outlook

The second quarter outlook for the Auto Parts Business is summarized below and is subject to uncertainty that may affect future results.

Revenues. Compared with the first quarter of this fiscal year, revenues are expected to be lower due to normal seasonal declines in admissions and parts sales and lower scrap and core volumes as the Cash-for-Clunkers program ends. Overall revenues should be slightly improved from revenues in the self-service business in the fourth quarter of fiscal 2009. Compared with the second fiscal quarter of 2009, revenues from continuing operations are expected to increase significantly due to higher car volumes, improved parts sales and the impact of higher commodity prices.

Margins. Second quarter margins from continuing operations are expected to decline slightly from the high levels of the first quarter, driven by the normal seasonal impacts of the winter months on parts sales. Compared with the second quarter of fiscal 2009, which was affected by the economic slowdown, margins are expected to improve significantly.

Steel Manufacturing Business: Results

The Steel Manufacturing Business continued to be impacted by weak demand for finished steel products in its West Coast markets.

($ in millions, except selling prices;	First	First	Fourth
volumes in thousand tons)	Quarter	Quarter	Quarter
	2010	2009	2009
Revenues	$ 69	$ 99	$ 66
Avg. Net Sales Prices ($/T)(1)	$ 520	$ 864	$ 509
Finished Goods Sales Volumes(1)	100	98	115
Operating Income (Loss)	($ 8)	($ 31)	$ 1

(1) Excludes billet sales.

“As expected, first quarter sales volumes declined quarter-over-quarter as customers completed the inventory restocking that we saw in the fourth quarter of fiscal 2009. In addition, the competitive pressures of the weak markets did not permit us to pass through increases in raw material costs in the form of higher prices. This, along with reduced production volumes, resulted in negative operating margins,” said Lundgren. “In light of the weak demand, we continue to reduce our operating costs. We believe that, with our reputation for high-quality finished steel products, the mill remains well-positioned to benefit when demand increases from government-funded infrastructure spending and a general pick-up in economic activity.”

Sales Volumes. Despite a 13% decrease in finished steel sales volumes compared with the fourth quarter of fiscal 2009, revenues were approximately at the levels of the fourth quarter as a result of an increase in billet sales.

Pricing: The average net sales prices for finished steel products declined by 40%, or $344 per ton, compared with the first quarter of fiscal 2009. This drove a 30% decline in revenues compared with last year’s first quarter. Prices saw only modest changes from the fourth quarter of fiscal 2009.

Margins: The negative operating margins for the first quarter compare with margins which were slightly positive in the fourth quarter of fiscal 2009, reflecting both increases in scrap costs that could not be passed through to customers in the form of higher selling prices and lower production volumes.

Year-over-year quarterly operating margins improved due to the impact of the $32 million non-cash inventory write down recorded in the first quarter of fiscal 2009.

Steel Manufacturing Business: Outlook

The second quarter outlook for the Steel Manufacturing Business is summarized below and is subject to uncertainty that may affect future results.

Sales Volumes: Weak demand is expected to result in a decline in finished steel sales volumes of 20% from the volumes in the first quarter of 2010.

Pricing: As a result of higher costs for raw materials, average net selling prices are expected to rise during the quarter despite continued weak demand for long products in the West Coast markets.

Margins: Second quarter margins are expected to improve from the margins achieved in the first quarter due to the impact of higher sales prices and continued cost containment actions, but to remain negative.

Discontinued Operations

The Company’s first quarter results include a net loss from discontinued operations of ($15) million, or ($0.53) on a fully diluted per share basis, resulting from the sale of the Greenleaf full-service used auto parts business to LKQ, which was completed on October 2, 2009. For comparison purposes, the net losses and fully diluted losses per share directly attributable to Greenleaf for prior periods are also displayed separately in the Company’s financial statements as “Discontinued Operations.”

Corporate Items

The Company’s effective tax rate for the quarter was 21%, reflecting a discrete benefit from recent federal legislation which allows the carry-back of net operating losses to earlier years. The effective tax rate for the remainder of the year is expected to be approximately 34%.

Net debt increased by $79 million, primarily reflecting higher working capital related to increases in inventories to support expected second quarter sales volumes.

On January 4, 2010, the shares of the Company’s Class B common stock ceased to have 10 votes per share and instead have one vote per share, which is the same vote per share as the Company’s shares of Class A common stock. The change in voting rights occurred in accordance with the Company’s Articles of Incorporation because the outstanding Class B shares ceased to represent 20% or more of the total outstanding Class A and Class B shares. As a result, the Class B shares, which in the aggregate previously constituted more than 70% of the vote on matters requiring a vote of all of the Company’s shareholders, now constitute less than 20% of such vote. If through share repurchases authorized by the Board the number of outstanding Class A shares is reduced such that the Class B shares again represent 20% or more of the total outstanding Class A and Class B shares, the Class B shares will regain their weighted-voting rights of 10 votes per share, in accordance with the Articles.

Analysts’ Conference Call: First Quarter of Fiscal 2010

A conference call and slide presentation to discuss results will be held today, January 7, 2010, at 5:00 p.m. EST. It will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company’s website at www.schnitzersteel.com.

The slides and related materials will be available prior to the call on the website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 42 operating facilities located in 13 states and Puerto Rico, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 43 self-service facilities located in 14 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 104th year of operations in fiscal 2010.

Safe Harbor for Forward-Looking Statements

This news release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating income. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; unsettled credit markets; the Company’s ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; adverse impact of climate changes; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

Non-GAAP Disclosure

This press release contains a non-GAAP measure, Debt Net of Cash (Net Debt).

Net Debt is defined as long-term debt and the current portion of long-term debt less cash and cash equivalents.

Management believes this non-GAAP measure provides the reader with useful information. The Company believes Net Debt is utilized by debt holders and Company investors to analyze the Company’s liquidity position. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measure. The following is a reconciliation of Net Debt (in thousands):

	Q1 FY 09	Q2 FY 09	Q3 FY 09	Q4 FY 09	Q1 FY 10
	11/30/08	2/28/09	5/31/09	8/31/09	11/30/09
Net Debt
Current Portion of LT Debt	25,537	19,154	1,370	1,317	24,990
LT Debt less Current Portion	106,107	130,636	124,624	110,414	144,798
Total Debt	131,644	149,790	125,994	111,731	169,788
Less: Cash	10,039	8,736	48,721	41,026	19,981
Net Debt	121,605	141,054	77,273	70,705	149,807

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	November 30,
	2009 (1)	2009 (1)	2008 (1)

REVENUES:

Metals Recycling Business:
Ferrous sales	$232,009	$371,247	$312,755
Nonferrous sales	82,854	79,452	86,517
Other sales	1,609	1,417	1,912
TOTAL MRB SALES	316,472	452,116	401,184

Auto Parts Business	55,261	45,099	40,703
Steel Manufacturing Business	68,680	65,891	98,632
Intercompany sales eliminations	(46,131)	(36,548)	(68,555)
TOTAL	$394,282	$526,558	$471,964

INCOME (LOSS) FROM CONTINUING OPERATIONS:

Metals Recycling Business	$15,909	$20,505	$(19,249)
Auto Parts Business	10,417	8,072	(6,746)
Steel Manufacturing Business	(7,565)	643	(31,286)
Corporate expense	(8,349)	(12,254)	(5,583)
Intercompany eliminations	(1,130)	(1,159)	14,659

OPERATING INCOME (LOSS)	9,282	15,807	(48,205)

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	November 30,
	2009	2009	2008

Revenues	$394,282	$526,558	$471,964

Cost of goods sold	350,938	464,382	490,554
Selling, general and administrative	34,446	45,091	37,484
Environmental matters	150	271	(5,613)
(Income) loss from joint ventures	(534)	1,007	(2,256)

Operating income (loss)	9,282	15,807	(48,205)

Other income (expense):
Interest expense	(618)	(519)	(1,354)
Other income	419	620	277
Other income (expense)	(199)	101	(1,077)

Income (loss) from continuing operations before income taxes	9,083	15,908	(49,282)

Income tax (expense) benefit	(1,864)	(5,215)	16,322

Income (loss) from continuing operations	7,219	10,693	(32,960)

(Loss) income from discontinued operations, net of tax	(14,974)	271	(1,430)

Net (loss) income	(7,755)	10,964	(34,390)

Net (income) loss attributable to noncontrolling interests	(814)	(698)	388

Net (loss) income attributable to SSI	$(8,569)	$10,266	$(34,002)

Basic:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	0.23	0.36	(1.16)
Income (loss) per share from discontinued operations attributable to SSI	(0.54)	0.01	(0.05)
Net income (loss) per share attributable to SSI	$(0.31)	$0.37	$(1.21)

Diluted:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	0.23	0.35	(1.16)
Income (loss) per share from discontinued operations attributable to SSI	(0.53)	0.01	(0.05)
Net income (loss) per share attributable to SSI	$(0.30)	$0.36	$(1.21)

Weighted average number of common shares:
Basic	27,803	28,098	28,016
Diluted	28,130	28,415	28,016

Dividends declared per common share	$0.17	$0.17	$0.17

(1) Excludes income (loss) attributable to noncontrolling interests
(2) Net (loss) income used in EPS calculation:
Income (loss) from continuing operations	$7,219	$10,693	(32,960)
Net (income) loss attributable to noncontrolling interests	(814)	(698)	388
Income (loss) from continuing operations attributable to SSI	6,405	9,995	(32,572)
Loss from discontinued operations, net of tax	(14,974)	271	(1,430)
Net (loss) income attributable to SSI	$(8,569)	$10,266	$(34,002)

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

		Total YTD					Total
	Q1 FY10	FY10	Q1 FY09	Q2 FY09	Q3 FY09	Q4 FY09	FY09
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$271	$271	$371	$209	$186	$250	$275
Exports	280	280	353	259	228	251	262
Average	277	277	359	253	223	251	264

Ferrous Processing Sales Volume (LT)(2)
Cascade	122,171	122,171	145,493	29,761	55,162	104,428	334,844
Domestic	134,595	134,595	129,620	99,275	86,555	101,972	417,422
Export	499,899	499,899	503,635	954,003	895,167	1,083,472	3,436,277
Total Processed	756,665	756,665	778,748	1,083,039	1,036,884	1,289,872	4,188,543

Nonferrous Average Price ($/pound)(1)	$0.73	$0.73	$0.78	$0.45	$0.51	$0.63	$0.61

Nonferrous Sales Volume (pounds, in thousands)	110,247	110,247	107,359	76,822	90,226	122,649	397,056

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$520	$520	$864	$570	$524	$509	$617

Sales Volume (NT)(3)
Rebar	55,875	55,875	46,917	56,588	52,749	70,542	226,796
Coiled Products	38,051	38,051	45,051	19,332	25,798	36,949	127,130
Merchant Bar and Other	6,249	6,249	6,235	6,783	6,820	7,343	27,181
Total	100,175	100,175	98,203	82,703	85,367	114,834	381,107

Auto Parts Business
Number of self-service locations at end of quarter	43	43	38	40	39	39	39
Number of full-service sites at end of quarter	-	-	18	18	18	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	November 30, 2009	August 31, 2009	November 30, 2008
Assets
Current assets:
Cash and cash equivalents	$19,981	$41,026	$10,039
Accounts receivable, net	122,397	117,666	109,097
Inventories, net	242,969	184,455	328,929
Other current assets	64,286	67,867	44,630
Total current assets	449,633	411,014	492,695

Property, plant and equipment, net	431,067	447,228	439,280

Goodwill and other assets	415,175	409,991	341,932

Total assets	$1,295,875	$1,268,233	$1,273,907

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$24,990	$1,317	$25,537
Other current liabilities	114,659	138,812	128,688
Total current liabilities	139,649	140,129	154,225

Long-term debt	144,798	110,414	106,107

Other long-term liabilities	95,738	94,940	65,729

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) Shareholders’ equity	911,902	919,367	943,836
Noncontrolling interests	3,788	3,383	4,010
Total equity	915,690	922,750	947,846

Total liabilities and shareholders’ equity	$1,295,875	$1,268,233	$1,273,907

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Rob Stone, 503-224-9900
or
Press:
Tom Zelenka, 503-323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com